Exhibit 10.2
AMENDMENT NUMBER ONE
TO THE
INTEGRAL AD SCIENCE HOLDING CORP. 2021 EMPLOYEE STOCK PURCHASE PLAN
(EFFECTIVE AUGUST 1, 2022)

1.Section 2.12 of the Integral Ad Science Holding Corp. 2021 Employee Stock Purchase Plan (the “ESPP”) is amended and restated in its entirety to read as follows:

2.12 “Eligible Employee” means any Employee of the Company or a Designated Company. The Administrator, in its discretion, may also exclude any or all of the following unless prohibited by applicable law. Employees:
(a)     who are customarily scheduled to work 20 hours or less per week;
(b)     whose customary employment is not more than five months in a calendar year;
c)     who are not employed by the Company or a Designated Company prior to the applicable Enrollment Date occurs (or such earlier date determined by the Administrator); and
(d)     any Employee who is a “highly compensated employee” of the Company or any Designated Company (within the meaning of Section 414(q) of the Code), or that is such a “highly compensated employee” (A) with compensation above a specified level, (B) who is an officer or (C) who is subject to the disclosure requirements of Section 16(a) of the Exchange Act; or
(e)     any Employee who is a citizen or resident of a jurisdiction outside the United States (without regard to whether they are also a citizen of the United States or a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code)) if either (A) the grant of the Option is prohibited under the laws of the jurisdiction governing such Employee, or (B) compliance with the laws of the jurisdiction would cause the Section 423 Component, any Offering thereunder or an Option granted thereunder to violate the requirements of Section 423 of the Code; provided that any exclusion shall be applied in an identical manner under each Offering to all Employees in accordance with Treas. Reg. § 1.423-2(e).
Notwithstanding the foregoing, any Employee who, after the granting of the Option, would be deemed for purposes of Section 423(b)(3) of the Code to possess 5% or more of the total combined voting power or value of all classes of shares of the Company or any Subsidiary shall not be an Eligible Employee. For purposes of the preceding sentence, the rules of Section 424(d) of the Code with regard to the attribution of share ownership shall apply in determining the share ownership of an individual, and shares which an Employee may purchase under outstanding options under the Plan shall be treated as shares owned by the Employee.
Further, with respect to the Non-Section 423 Component, (a) the Administrator may limit eligibility further within a Designated Company so as to only designate some

Exhibit 10.2
Employees of a Designated Company as Eligible Employees, and (b) to the extent any restrictions in this definition are not consistent with applicable local laws, the applicable local laws shall control.

2.Section 7.5(a) of the ESPP is amended and restated in its entirety to read as follows:

7.5 Amendment and Termination of the Plan

(a) The Board or the Committee may, in its sole discretion, amend or suspend the Plan at any time and from time to time. Further, the Board may terminate the Plan at any time. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision), with respect to the Section 423 Component, or any other applicable law, regulation or stock exchange rule, the Company shall obtain shareholder approval of any such amendment to the Plan in such a manner and to such a degree as required by Section 423 of the Code or such other law, regulation or rule.